Exhibit 10.6

CONFIDENTIAL CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is executed as of the date shown on the signature page (the “Effective Date”), by and between Financial Leadership Group, LLC, a California limited liability company (“FLG”), and the entity identified on the signature page (“Client”).

RECITALS

WHEREAS, FLG is in the business of providing certain financial services;

WHEREAS, Client wishes to retain FLG to provide and FLG wishes to provide such services to Client on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.	Services.

A.	Commencing on the Effective Date, FLG will perform those services (the “Services”) described in one or more Exhibits A attached hereto. Such services shall be performed by the member or members of FLG identified in Exhibit A (collectively, the “FLG Member”).

B.	Client acknowledges and agrees that FLG’s success in performing the Services hereunder will depend upon the participation, cooperation and support of Client’s most senior management.

C.	The Services provided by FLG and FLG Member hereunder shall not constitute an audit, attestation, review, compilation, or any other type of financial statement reporting engagement (historical or prospective) that is subject to the rules of the California Board of Accountancy, the AICPA or other similar state or national licensing or professional bodies. Client agrees that any such services, if required, will be performed separately by its independent public accountants.

D.	During the term of this Agreement, Client shall not hire or retain the FLG Member as an employee, consultant or independent contractor except pursuant to this Agreement.

2.	Compensation; Payment; Deposit; Expenses.

A.	As compensation for Services rendered by FLG hereunder, Client shall pay FLG the amounts set forth in Exhibit A for Services performed by FLG hereunder (the “Fees”). The Fees shall be net of any and all taxes, withholdings, duties, customs, social contributions or other reductions imposed by any and all authorities which are required to be withheld or collected by Client, including ad valorem, sales or similar taxes, but excluding US income taxes based upon FLG’s or FLG Member’s net taxable income. FLG and the member performing the services set forth in Exhibit A shall be solely responsible for all taxes arising from this engagement.

B.	As additional compensation to FLG, Client will pay FLG the incentive bonus or warrants or options, if any, set forth in Exhibit A.

C.	Client shall pay FLG all amounts owed to FLG under this Agreement upon Client’s receipt of invoice, with no purchase order required. Any invoices more than thirty (30) days overdue will accrue a late payment fee at the rate of one and 50/100 percent (1.5%) per month. FLG shall be entitled to recover all costs and expenses (including, without limitation, attorneys’ fees) incurred by it in collecting any amounts overdue under this Agreement.

D.	Client hereby pays to FLG a deposit as set forth on Exhibit A (the “Deposit”) for Client’s future payment obligations to FLG under this agreement, against which FLG shall charge amounts owed to FLG under this Agreement. Upon termination of this Agreement, all amounts then owing to FLG under this Agreement shall be charged against the Deposit and the balance thereof, if any, shall be refunded to Client.

E.	Within ten (10) days of Clients receipt of an expense report from FLG’s personnel performing Services hereunder, Client shall immediately reimburse FLG personnel directly for reasonable travel and out-of-pocket business expenses detailed in such expense report.

3.	Relationship of the Parties.

A.	FLG’s relationship with Client will be that of an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. FLG is not the agent of Client and is not authorized to make any presentation, contract, or commitment on behalf of Client unless specifically requested or authorized to do so by Client in writing. FLG agrees that all taxes payable as a result of compensation payable to FLG hereunder shall be FLG’s sole liability. FLG shall defend, indemnify and hold harmless Client, Client’s officers, directors, employees and agents, and the administrators of Client’s benefit plans from and against any claims, liabilities or expenses relating to such taxes or compensation.

4.	Term and Termination.

A.	The term of this Agreement shall be for the period set forth in Exhibit A.

B.	Either party may terminate this Agreement upon not less than fifteen (15) days’ advance written notice to the other party.

C.	Either party may terminate this Agreement immediately upon a material breach of this Agreement by the other party and a failure by the other party to cure such breach within ten (10) days of written notice thereof by the non-breaching party to the breaching party.

D.	FLG shall have the right to terminate this Agreement immediately without advance written notice (i) if Client is engaged in, or requests that FLG or the FLG Member undertake or ignore any illegal or unethical activity, or (ii) upon the death or disability of the FLG Member.

E.	If at any time during the one (1) year period following termination of this Agreement Client shall hire or retain the FLG Member as an employee, consultant or independent contractor, AND in doing so induce, compel or cause FLG Member to leave FLG as a precondition to commencing or continuing employment or consultancy with Client, Client shall immediately pay to FLG in readily available funds a recruiting fee equal to the difference between:

i.	The annualized amount of Fees payable hereunder, which shall equal (A) 350 multiplied by the daily rate, if this Agreement provides for Fees payable by daily rate, or (B) 2,800 multiplied by the hourly rate, if this Agreement provides for Fees payable by hourly rate (the “Annualized Fee”), multiplied by thirty percent (30%); and

Initial: Client _____ FLG _____	Page 1 of 5

CONFIDENTIAL CONSULTING AGREEMENT

ii.	the lesser of (A) twenty percent (20%) of the Annualized Fee or (B) the cumulative amount of Fees paid by Client under this Agreement prior to termination of this Agreement.

5.	IRS Circular 230 Disclosure:

To ensure compliance with requirements imposed by the IRS effective June 20, 2005, we hereby inform you that any tax advice offered during the course of providing, or arising out of, the Services rendered pursuant to this Agreement, unless expressly stated otherwise, is not intended or written to be used, and cannot be used, for the purpose of: (i) avoiding tax-related penalties under the Internal Revenue Code, or (ii) promoting, marketing or recommending to another party any tax-related matter(s) said tax advice address(es).

6.	DISCLAIMERS AND LIMITATION OF LIABILITY.

ALL SERVICES TO BE PROVIDED BY FLG AND FLG MEMBER (FOR PURPOSES OF THIS PARAGRAPH 6, COLLECTIVELY “FLG”) HEREUNDER ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY WHATSOEVER. CLIENT RECOGNIZES THAT THE “AS IS” CLAUSE OF THIS AGREEMENT IS AN IMPORTANT PART OF THE BASIS OF THIS AGREEMENT, WITHOUT WHICH FLG WOULD NOT HAVE AGREED TO ENTER INTO THIS AGREEMENT. FLG EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, TERMS OR CONDITIONS, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PROFESSIONAL SERVICES, INCLUDING ANY, WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, REGARDING THE SERVICES PROVIDED HEREUNDER SHALL BE DEEMED A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF FLG WHATSOEVER.

IN NO EVENT SHALL FLG BE LIABLE FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO: LOST PROFITS; REVENUE OR SAVINGS; OR THE LOSS OF USE OF ANY DATA, EVEN IF CLIENT OR FLG HAVE BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF; PROVIDED, HOWEVER, NOTHING CONTAINED HEREIN SHALL RELIEVE FLG OR ITS MEMBER PERFORMING SERVICES FOR CLIENT FROM ANY LIABILITY OR RESPONSIBILITY FOR ITS GROSS NEGLIGENCE, FRAUD, WILLFUL MISCONDUCT OR OTHER ACTION THAT WOULD CONSTITUTE A VIOLATION OF ANY LAW, STATUTE, RULE OR REGULATION. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, FLG’S AGGREGATE CUMULATIVE LIABILITY HEREUNDER, WHETHER IN CONTRACT, TORT, NEGLIGENCE, MISREPRESENTATION, STRICT LIABILITY OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THREE (3) MONTHS OF FEES PAYABLE BY CLIENT UNDER PARAGRAPH 2(A) OF THIS AGREEMENT. CLIENT ACKNOWLEDGES THAT THE COMPENSATION PAID BY IT UNDER THIS AGREEMENT REFLECTS THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT FLG WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY.

A.	As a condition for recovery of any amount by Client against FLG, Client shall give FLG written notice of the alleged basis for liability within ninety (90) days of discovering the circumstances giving rise thereto, in order that FLG will have the opportunity to investigate in a timely manner and, where possible, correct or rectify the alleged basis for liability; provided that the failure of Client to give such notice will only affect the rights of Client to the extent that FLG is actually prejudiced by such failure. Notwithstanding anything herein to the contrary, Client must assert any claim against FLG by the sooner of ninety (90) days after discovery, ninety (90) after the termination of this Agreement, or ninety (90) after the last date on which the Services were performed.

7.	Indemnification.

A.	FLG and FLG Member acting in relation to any of the affairs of Client shall, to the fullest extent permitted by law, as now or hereafter in effect, be indemnified and held harmless, and such right to indemnification shall continue to apply to FLG and FLG Member following the term of this Agreement out of the assets and profits of the Client from and against all actions, costs, charges, losses, damages, liabilities and expenses which FLG or FLG Member, or FLG’s or FLG Member’s heirs, executors or administrators, shall or may incur or sustain by or by reason for any act done, concurred in or omitted in or about the execution of FLG’s or FLG Member’s duty or services performed on behalf of Client; and Client shall indemnify FLG and FLG member for attorney’s fees, costs and expenses in connection with litigation related to the foregoing on the same basis as such advancement would be available to the Client’s officers and directors, PROVIDED THAT Client shall not be obligated to make payments to any person (i) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board or (ii) in respect of any gross negligence or willful misconduct which may attach to any such persons.

B.	FLG and FLG Member shall have no liability to Client relating to the performance of its duties under this agreement except in the event of FLG’s or FLG Member’s gross negligence or willful misconduct.

C.	FLG and FLG Member agree to waive any claim or right of action FLG or FLG Member might have whether individually or by or in the right of Client, against any director, secretary and other officers of Client and the liquidator or trustees (if any) acting in relation to any of the affairs of Client and every one of them on account of any action taken by such director, officer, liquidator or trustee or the failure of such director, officer, liquidator or trustee to take any action in the performance of his duties with or for Client; PROVIDED THAT such waiver shall not extend to any matter in respect of any gross negligence or willful misconduct which may attach to any such persons.

8.	Representations and Warranties.

A.	Each party represents and warrants to the other that it is authorized to enter into this Agreement and can fulfill all of its obligations hereunder.

B.	FLG and FLG Member warrant that they shall perform the Services diligently, with due care, and in accordance with prevailing industry standards for comparable engagement and the requirements of this Agreement. FLG and FLG Member warrant that FLG Member has sufficient professional experience to perform the Services in a timely and competent manner.

C.	Each party represents and warrants that it has and will maintain a policy or policies of insurance with reputable insurance companies providing the members, officers and directors, as the case may be, of itself with coverage for losses from wrongful acts.

Initial: Client _____ FLG _____	Page 2 of 5

CONFIDENTIAL CONSULTING AGREEMENT

9.	Miscellaneous.

A.	Any notice required or permitted to be given by either party hereto under this Agreement shall be in writing and shall be personally delivered or sent by a reputable courier mail service (e.g., Federal Express) or by facsimile confirmed by reputable courier mail service, to the other party as set forth in this Paragraph 9(A). Notices will be deemed effective two (2) days after deposit with a reputable courier service or upon confirmation of receipt by the recipient from such courier service or the same day if sent by facsimile and confirmed as set forth above.

If to FLG:

Jeffrey S. Kuhn

Managing Principal

Financial Leadership Group, LLC

Tel:

Fax:

E-mail:

If to Client: the address, telephone numbers and email address shown below Client’s signature on the signature page.

B.	This Agreement will be governed by and construed in accordance with the laws of California without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

C.	Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (including any other agreement(s) contemplated hereunder), including, without limitation, any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a single arbitrator (“Arbitrator”) selected from and administered by the San Francisco office of JAMS (the “Administrator”) in accordance with its then existing commercial arbitration rules and procedures. The arbitration shall be held in the San Mateo County, California. The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements, and/or the fees and costs of the Administrator and the Arbitrator. The Arbitrator’s award may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Paragraph 9(C) will restrict either party from applying to any court of competent jurisdiction for injunctive relief.

D.	Neither party may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that FLG may assign its rights and delegate its obligations hereunder to any affiliate of FLG. The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties’ respective successors and permitted assigns.

E.	If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

F.	This Agreement, the Exhibits, and any executed Non-Disclosure Agreements specified therein and thus incorporated by reference, constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

G.	Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived, only by a writing signed by the parties. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default.

H.	Upon completion of the engagement hereunder, FLG may place customary “tombstone” advertisements using Client’s logo and name in publications of FLG’s choice at its own expense, and/or cite the engagement in similar fashion on FLG’s website.

I.	If and to the extent that a party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions of the non-performing party, then the non-performing, hindered or delayed party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means.

J.	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts together constitute one and the same instrument.

K.	This Agreement may be executed by facsimile signatures (including electronic versions of this document in Adobe Acrobat Portable Document Format form which contain scanned or secure, digitally signed signatures) by any party hereto and such signatures shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

Initial: Client _____ FLG _____	Page 3 of 5

CONFIDENTIAL CONSULTING AGREEMENT

L.	Survivability. The following paragraphs shall survive the termination of this Agreement: 6; 7; 8; 9(A); 9(B); and 9(C).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CLIENT: TiVo Inc., a Delaware corporation.		FLG: Financial Leadership Group, LLC, a California limited liability company.

By: Nancy Kato		By: Jeffrey S. Kuhn

Signed:	/s/ Nancy Kato	Signed:	/s/ Jeffrey S. Kuhn
Title:	Senior Vice President, Human Resources	Title:	Managing Principal

Address:	2160 Gold Street PO Box 2160 Alviso, CA 95002

Tel:		Effective Date: July 9, 2007

Fax:

Email:

REMAINDER OF THIS PAGE LEFT BLANK

Initial: Client _____ FLG _____	Page 4 of 5

CONFIDENTIAL CONSULTING AGREEMENT

EXHIBIT A

1.	Description of Services: Provide senior financial and accounting management typical of that expected of a Chief Financial Officer of a publicly-held corporation including, but not limited to, the following:

•	Quarterly reviews, working closely with Client’s independent auditors.

•	SEC filings, including 10-Ks, 10-Qs, 8-Ks, proxy statements and others as needed.

•	SEC responses and correspondence.

•	Management’s Assessment of Disclosure and Internal Controls under Sarbanes-Oxley Rules 302 and 404.

•	Quarterly earnings calls and investor presentations.

•	Enhancements in financial policies.

•	Finance team staffing mentoring, mix and skill sets.

•	Oversight of the automation of manual processes.

•	Financial forecasting, budgeting and long-range financial planning.

•	Management and Board reports and presentations.

•	Monthly and quarterly financial closings.

•	Relevant tax returns and filings.

•	Other areas as deemed appropriate by the CEO and Audit Committee.

2.	FLG Member: Cal R. Hoagland.

3.	Fees: $2,500 per day, with hours in excess of 55 per week billed $350 per hour.

4.	Additional Compensation: $1,000 per day in equal value of fully-vested restricted shares of Client’s common stock, (the “Shares”) with the number of shares issuable per calendar month computed as $1,000 multiplied by the number of consulting days in such month divided by the closing share price of the Client’s common stock on the last day of such month.

•

All the Shares earned in a given month shall be sold on the first day of the following month pursuant to a Section 10b5-1 trading plan to be adopted by FLG Member Cal R. Hoagland consistent with Client’s Insider Trading Policy, such plan to in a form consistent with Section 10b5-1 plans heretofore approved by Client for other executives of Client.

•	The Shares shall be exempt from Section 16(b) of the Securities Exchange Act, as amended, by virtue of Rule 16b-3 thereunder.

•	The Shares shall be registered on Client’s Form S-8 registration statement.

5.	Deposit: $25,000.00.

6.	Insurance: Client agrees that a precondition of FLG Member’s appointment as a Section 16 officer of Client and as a signatory to Client’s documents, filings, checks, and contracts is the naming of FLG Member and FLG as additional named insureds on Client’s Directors’ & Officers’ and Errors & Omissions liability insurance policies.

7.	Term: A minimum of 90 days, extendable in two week increments by Client with two weeks prior notice.

8.	Non-Disclosure Agreement: Client Non-Disclosure Agreement dated June 21, 2007.

Initial: Client _____ FLG _____	Page 5 of 5